Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Second Quarter 2010 Results

DALLAS – August 2, 2010 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the second quarter and year-to-date periods ended June 30, 2010 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) this morning.

“EFH had good operational performance in the second quarter of 2010, and our three new generation units are performing consistent with our expectations,” said John F. Young, CEO, Energy Future Holdings Corp. “We continue to see some signs of economic recovery in our large commercial and industrial segment.”

Second Quarter GAAP Results

For the second quarter 2010, EFH reported a consolidated net loss attributable to EFH Corp. (in accordance with GAAP) of $426 million compared to a reported net loss of $155 million for the second quarter 2009. The second quarter 2010 reported net loss included (all after tax) $93 million in unrealized commodity-related mark-to-market net losses largely related to positions in EFH’s long-term hedging program (discussed further below) and $165 million in unrealized mark-to-market net losses on interest rate swaps, partially offset by an $83 million debt extinguishment gain resulting from second quarter 2010 debt exchanges and repurchases.

The second quarter 2009 reported consolidated net loss included (all after tax) $206 million in unrealized commodity-related mark-to-market net losses related to commodity positions and $299 million in unrealized mark-to-market net gains on interest rate swaps.

As previously announced, effective with reporting of first quarter 2010 results, EFH adopted an accounting standard that amends prior accounting with respect to consolidation of equity investees. As a result, in consideration of the Oncor ring-fencing measures that restrict the operating control that can be exercised by EFH and after consultation with the SEC, Oncor has been deconsolidated from EFH’s consolidated financial statements. The results of Oncor and the Oncor ring-fenced entities are now presented in EFH’s income statement in a single line item. To provide a meaningful comparison of consolidated operating results in consideration of this change, reconciliations of the previously reported GAAP results to pro forma GAAP results on a deconsolidated basis for the three and six months ended June 30, 2009 are presented in Tables A1 and A4, respectively.

Second Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the second quarter 2010 totaled a net loss of $251 million compared to a net loss of $248 million for the second quarter 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the second quarter 2010 and 2009, see Tables A2 and A3.

Second quarter 2010 adjusted (non-GAAP) operating results from the competitive business improved $4 million (after tax) as compared to second quarter 2009. The increase reflected (all after tax) a $45 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units at Sandow and Oak Grove, lower amortization of intangible assets arising from purchase accounting and favorable results from asset management and the retail business. These items were partially offset by higher fuel expense at the legacy coal-fueled generation facilities primarily due to increased transportation costs and lower production from the nuclear-fueled generation units due to the timing of a refueling outage in 2010. Other contributing factors to operating results included $48 million in gains on asset sales, which are reported in other income, and a $19 million decrease in costs primarily related to the information technology outsourcing transition and the new customer care system. Offsetting factors reflecting the placement in service of the three new lignite-fueled generation units and related mining facilities included a $41 million increase in interest expense due to lower capitalized interest, a $29 million increase in depreciation and a $16 million increase in operating costs. Other offsetting factors included an $11 million increase in nuclear plant maintenance costs due to the timing of the refueling outage in 2010 and a $9 million increase in depreciation reflecting ongoing investment in the generation fleet.

Second quarter 2010 adjusted (non-GAAP) operating results related to the regulated business declined $7 million (after tax) as compared to second quarter 2009. The results reflected (all after tax) $21 million in higher depreciation reflecting higher depreciation rates and infrastructure investment and $14 million in higher costs reflecting amortization of regulatory assets (primarily costs related to storm recovery and retirement benefits) and expenses associated with advanced meters and higher transmission fees. The regulatory asset amortization and higher depreciation rates resulted from a September 2009 final rate order from the Public Utility Commission of Texas (PUC). The increase in expenses was partially offset by $16 million in rate increases resulting from tariffs approved in the September 2009 final rate order and a $10 million increase in revenues from an advanced metering deployment surcharge as a result of ongoing meter installation and systems development.

Year-To-Date GAAP Results

For the six months ended (year-to-date) June 30, 2010, EFH reported a consolidated net loss attributable to EFH Corp. (in accordance with GAAP) of $71 million compared to reported consolidated net income of $287 million for year-to-date 2009. The year-to-date 2010 reported net loss included (all after tax) $546 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s long-term hedging program (discussed further below) and a $93 million debt extinguishment gain resulting from year-to-date 2010 debt exchanges and repurchases. These items were partially offset by $235 million in unrealized mark-to-market net losses on interest rate swaps and $8 million of increased net cost recorded as a result of the health care legislation enacted by Congress in March 2010. This legislation resulted in a $50 million cost increase related to EFH’s retiree health care liability, $42 million of which was offset by a regulatory asset recorded by Oncor Electric Delivery Company LLC (Oncor).

Year-to-date 2009 reported consolidated net income included (all after tax) $457 million in unrealized commodity-related mark-to-market net gains related to commodity positions and $432 million in unrealized mark-to-market net gains on interest rate swaps, partially offset by a noncash impairment charge of $90 million to finalize the estimated goodwill charge recorded in the fourth quarter of 2008.

Year-To-Date Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for year-to-date 2010 totaled a net loss of $467 million compared to a net loss of $512 million for year-to-date 2009. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for year-to-date 2010 and 2009, see Tables A5 and A6.

Year-to-date 2010 adjusted (non-GAAP) operating results from the competitive business improved $35 million (after tax) as compared to year-to-date 2009. The increase reflected (all after tax) a $141 million improvement in contribution margin driven by the output from the three new lignite-fueled generation units, lower amortization of intangible assets arising from purchase accounting, favorable results from asset management and the retail business and higher retail volumes primarily due to colder winter weather. These items were partially offset by higher fuel expense at the legacy coal-fueled generation facilities primarily due to increased transportation costs and lower production from the nuclear-fueled generation units due to the timing of a refueling outage in 2010 and a main transformer replacement. Other contributing factors to operating results included $52 million in gains on asset sales, a $29 million decrease in costs primarily related to the information technology outsourcing transition and the new customer care system and a $13 million decrease in interest expense reflecting lower amortization of interest rate hedge losses. Offsetting factors reflecting the placement in service of the three new lignite-fueled generation units and related mining facilities included an $82 million increase in interest expense due to lower capitalized interest, a $52 million increase in depreciation and a $29 million increase in operating costs. Other offsetting factors included a $25 million increase in depreciation reflecting ongoing investment in the generation fleet and a $10 million increase in retail bad debt expense.

Year-to-date 2010 adjusted (non-GAAP) operating results related to the regulated business increased $10 million (after tax) as compared to year-to-date 2009. The improved performance reflected (all after tax) $32 million in rate increases resulting from tariffs approved in the September 2009 final rate order from the PUC, $27 million in higher revenues driven by the effect of colder than normal winter weather in 2010 as compared to warmer than normal winter weather in 2009 and a $19 million increase in revenues from the advanced metering deployment surcharge as a result of ongoing meter installation and systems development. The increase in revenues was partially offset by $47 million in higher depreciation reflecting higher depreciation rates and infrastructure investment and $29 million in higher costs reflecting amortization of regulatory assets (primarily costs related to storm recovery and retirement benefits) and expenses associated with advanced meters and higher transmission fees. The regulatory asset amortization and higher depreciation rates resulted from the September 2009 final rate order.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of June 30, 2010, these subsidiaries have sold forward approximately 1.4 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 175,000 GWh at an assumed 8.0 market heat rate) for the period July 1, 2010 through December 31, 2014 at weighted average annual hedge prices ranging from $7.80 per MMBtu to $7.18 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented 8% of the positions in the long-term hedging program at June 30, 2010, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning July 1, 2010 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 65% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of June 30, 2010, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to approximately $1.4 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains and losses (pretax) associated with the long-term hedging program totaled a net loss of $167 million for second quarter 2010 reflecting reversals of previously recorded unrealized net gains on positions settled and a net gain of $890 million for year-to-date 2010 due primarily to the effect of declines in forward natural gas prices on the value of positions in the program. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gains (pretax) related to positions in the long-term hedging program totaled $2.9 billion at June 30, 2010 and $2.0 billion at December 31, 2009.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH senior and senior secured notes indentures, is available in the EFH Form 10-Q on the EFH website at www.energyfutureholdings.com.

Energy Future Intermediate Holding Company LLC and EFIH Finance Inc. (collectively, the “Offerors”), both of which are wholly-owned subsidiaries of EFH, filed a registration statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) with the SEC on July 16, 2010 relating to the offers (the “Exchange Offers”) to exchange the outstanding 11.250%/12.000% Senior Toggle Notes due 2017 and 10.875% Senior Notes due 2017 of EFH (collectively, the “Old Notes”) for up to $2.18 billion aggregate principal amount of 10.000% Senior Secured Notes due 2020 to be issued by the Offerors (the “New Senior Secured Notes”) and an aggregate of $500 million in cash, upon the terms and subject to the conditions set forth in the preliminary prospectus relating to the Exchange Offers (the “Prospectus”) and the related Consent and Letter of Transmittal, and the related solicitation of consents (the “Consent Solicitation”) from holders of Old Notes to certain proposed amendments to the indenture that governs the Old Notes. The Registration Statement has not yet become effective and the New Senior Secured Notes may not be issued, nor may the Exchange Offers be completed, until such time as the Registration Statement has been declared effective by the SEC and is not subject to a stop order or any proceedings for that purpose.

We urge holders to read the Prospectus relating to the Exchange Offers and the Consent Solicitations prior to making a decision to tender any of their Old Notes or otherwise make an investment decision with respect to the New Senior Secured Notes because it contains important information regarding the Exchange Offers and the Consent Solicitation.

Copies of the preliminary prospectus relating to the Exchange Offers and the Consent Solicitation, which is contained in the Registration Statement, and the related Consent and Letter of Transmittal will be made available to all holders of Old Notes free of charge and may be obtained from Global Bondholder Services Corporation, the Information Agent for the Exchange Offers, at (866) 387-1500 (U.S. toll free) or (212) 430-3774. Citi and Goldman, Sachs & Co. are acting as the lead dealer managers in connection with the Exchange Offers and the lead solicitation agents in connection with the Consent Solicitations and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are also acting as dealer managers and solicitation agents, in each case, as described in the Prospectus. For additional information, you may contact Citi at (800) 558-3745 (U.S. toll free) or (212) 723-6106 (collect) or Goldman, Sachs & Co. at (800) 828-3182 (U.S. toll free) or (212) 902-5183 (collect). The Prospectus and the related Consent and Letter of Transmittal will also be available free of charge at the SEC’s website at www.sec.gov.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Investor Call

EFH will host a conference call to discuss its second quarter 2010 results with its investors on Tuesday, August 3, 2010 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 85306820. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

EFH is a Dallas-based holding company engaged in competitive and regulated energy market activities, primarily in Texas. Its portfolio of competitive businesses consists primarily of TXU Energy, a retail electricity provider with more than 2 million customers in Texas, and Luminant, which is engaged largely in power generation and related mining activities, wholesale power marketing and energy trading. Luminant has 18,300 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 8,000 MW fueled by coal. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. EFH’s regulated operations consist of Oncor, which operates the largest electricity distribution and transmission system in Texas with more than three million delivery points, 102,000 miles of distribution conductors and 15,000 miles of transmission lines. While EFH indirectly owns approximately 80 percent of Oncor, the management of Oncor reports to a separate board with a majority of directors that are independent from EFH.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding EFH’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lenders under the company’s collateral revolving credit facility to perform its obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

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Investor Relations:		Corporate Communications:
Rima Hyder 214.812.5090	Bill Huber 214.812.2480	Lisa Singleton 214.812.5049

Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Second Quarter 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	2,342	(395)	1,947
Fuel, purchased power costs and delivery fees	(700)	(258)	(958)
Net loss from commodity hedging and trading activities	(248)	—	(248)
Operating costs	(395)	221	(174)
Depreciation and amortization	(423)	132	(291)
Selling, general and administrative expenses	(270)	44	(226)
Franchise and revenue-based taxes	(79)	58	(21)
Other income	13	(10)	3
Other deductions	(7)	1	(6)
Interest income	11	1	12
Interest expense and related charges	(431)	76	(355)

Loss before income taxes and equity in earnings	(187)	(130)	(317)
Income tax benefit	48	48	96
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	66	66

Net loss	(139)	(16)	(155)
Net income attributable to noncontrolling interests	(16)	16	—

Net loss attributable to EFH	(155)	—	(155)

[a]	Pro forma for the deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to Oncor and the Oncor ring-fenced entities and result in the presentation of the investment in Oncor and the Oncor ring-fenced entities under the equity method of accounting for the three months ended June 30, 2009.

Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Second Quarter 2010; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	1,993	14	[a]	2,007
Fuel, purchased power costs and delivery fees	(1,074)	(31)[a]		(1,105)
Net gain from commodity hedging and trading activities	67	162	[a]	229
Operating costs	(229)	—		(229)
Depreciation and amortization	(350)	—		(350)
Selling, general and administrative expenses	(185)	—		(185)
Franchise and revenue-based taxes	(26)	—		(26)
Other income	211	(129)		82
Other deductions	(7)	—		(7)
Interest income	—	—		—
Interest expense and related charges	(1,122)	254	[b]	(868)

Loss before income taxes and equity in earnings	(722)	270		(452)
Income tax benefit	237	(95)[c]		142
Equity in earnings of unconsolidated subsidiaries (net of tax)	59	—		59

Net loss	(426)	175		(251)
Net income attributable to noncontrolling interests	—	—		—

Net loss/adjusted (non-GAAP) operating loss to EFH	(426)	175		(251)

[a]

These adjustments total $145 million and represent unrealized mark-to-market net losses on commodity positions, including $167 million in net losses related to the long-term hedging program and $22 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Second Quarter 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	1,947	63 [b]	2,010
Fuel, purchased power costs and delivery fees	(958)	(43)[b]	(1,001)
Net gain (loss) from commodity hedging and trading activities	(248)	300 [b]	52
Operating costs	(174)	—	(174)
Depreciation and amortization	(291)	—	(291)
Selling, general and administrative expenses	(226)	—	(226)
Franchise and revenue-based taxes	(21)	—	(21)
Other income	3	—	3
Other deductions	(6)	—	(6)
Interest income	12	—	12
Interest expense and related charges	(355)	(460)[c]	(815)

Loss before income taxes and equity in earnings	(317)	(140)	(457)
Income tax benefit	96	47 [d]	143
Equity in earnings of unconsolidated subsidiaries (net of tax)	66	—	66

Net loss	(155)	(93)	(248)
Net income attributable to noncontrolling interests	—	—	—

Net loss/adjusted (non-GAAP) operating loss to EFH	(155)	(93)	(248)

[a]	Pro forma for deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

These adjustments total $320 million and represent unrealized mark-to-market net losses on commodity positions, including $492 million in net losses related to the long-term hedging program and $172 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Consolidated: Reconciliation of As Reported GAAP Results to Pro Formaa GAAP Results

Year-To-Date 2009; $ millions

	As Reported GAAP Results	Pro Forma Adjustments[b]	Pro Forma[a] GAAP Results
Operating revenues	4,481	(766)	3,715
Fuel, purchased power costs and delivery fees	(1,301)	(500)	(1,801)
Net gain from commodity hedging and trading activities	880	—	880
Operating costs	(783)	441	(342)
Depreciation and amortization	(830)	258	(572)
Selling, general and administrative expenses	(516)	88	(428)
Franchise and revenue-based taxes	(165)	118	(47)
Impairment of goodwill	(90)	—	(90)
Other income	26	(20)	6
Other deductions	(18)	4	(14)
Interest income	12	2	14
Interest expense and related charges	(1,096)	150	(946)

Income before income taxes and equity in earnings	600	(225)	375
Income tax expense	(285)	85	(200)
Equity in earnings of unconsolidated subsidiaries (net of tax)	—	112	112

Net income	315	(28)	287
Net income attributable to noncontrolling interests	(28)	28	—

Net income attributable to EFH	287	—	287

[a]	Pro forma for the deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

All pro forma adjustments relate to Oncor and the Oncor ring-fenced entities and result in the presentation of the investment in Oncor and the Oncor ring-fenced entities under the equity method of accounting for the six months ended June 30, 2009.

Consolidated: Reconciliation of GAAP Results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2010; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	3,992	32 [a]	4,024
Fuel, purchased power costs and delivery fees	(2,121)	(64)[a]	(2,185)
Net gain from commodity hedging and trading activities	1,280	(816)[a]	464
Operating costs	(426)	—	(426)
Depreciation and amortization	(692)	—	(692)
Selling, general and administrative expenses	(373)	—	(373)
Franchise and revenue-based taxes	(49)	—	(49)
Other income	244	(143)	101
Other deductions	(18)	—	(18)
Interest income	9	—	9
Interest expense and related charges	(2,074)	361 [b]	(1,713)

Loss before income taxes and equity in earnings	(228)	(630)	(858)
Income tax benefit	35	234 [c]	269
Equity in earnings of unconsolidated subsidiaries (net of tax)	122	—	122

Net loss	(71)	(396)	(467)
Net income attributable to noncontrolling interests	—	—	—

Net loss/adjusted (non-GAAP) operating loss to EFH	(71)	(396)	(467)

[a]

These adjustments total $848 million and represent unrealized mark-to-market net gains on commodity positions, including $890 million in net gains related to the long-term hedging program and $42 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]

Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate. Includes an $8 million charge resulting from the health care legislation enacted by Congress in March 2010.

Consolidated: Reconciliation of Pro Forma GAAP Results to Adjusted (non-GAAP) Operating Results

Year-To-Date 2009; $ millions

	Pro Forma[a] GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	3,715	123 [b]	3,838
Fuel, purchased power costs and delivery fees	(1,801)	(84)[b]	(1,885)
Net gain from commodity hedging and trading activities	880	(749)[b]	131
Operating costs	(342)	—	(342)
Depreciation and amortization	(572)	—	(572)
Selling, general and administrative expenses	(428)	—	(428)
Franchise and revenue-based taxes	(47)	—	(47)
Impairment of goodwill	(90)	90	—
Other income	6	—	6
Other deductions	(14)	—	(14)
Interest income	14	—	14
Interest expense and related charges	(946)	(665)[c]	(1,611)

Income (loss) before income taxes and equity in earnings	375	(1,285)	(910)
Income tax (expense) benefit	(200)	486 [d]	286
Equity in earnings of unconsolidated subsidiaries (net of tax)	112	—	112

Net income (loss)	287	(799)	(512)
Net income attributable to noncontrolling interests	—	—	—

Net income/adjusted (non-GAAP) operating (loss) to EFH	287	(799)	(512)

[a]	Pro forma for deconsolidation of Oncor and the Oncor ring-fenced entities.
[b]

These adjustments total $710 million and represent unrealized mark-to-market net gains on commodity positions, including $665 million in net gains related to the long-term hedging program and $45 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[c]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[d]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Financial definitions

Term	Definition

GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH senior and senior secured notes indentures. Adjusted EBITDA plays an important role in respect of certain covenants contained in these indentures. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business Results	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Business Results	Refers to the results of Oncor and the Oncor ring-fenced entities.